UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2011

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 300 Houston, Texas		77043
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 23, 2011, Flotek Industries, Inc. (the “Company”) and certain of the Company’s subsidiaries (together with the Company, the “Borrowers”) entered into a Revolving Credit and Security Agreement among the Lenders party thereto and PNC Bank, National Association, as Agent (the “Credit Agreement”). Each of the Company’s domestic subsidiaries is fully obligated for the indebtedness subject to the Credit Agreement or as guarantors pursuant to a Guaranty dated September 23, 2011 and a Security Agreement dated September 23, 2011. Under the terms of the Credit Agreement, the Company may borrow up to $35 million at a variable interest rate until December 15, 2012 (with an option, in the sole discretion of the Agent, to extend the term of the facility until September 22, 2014 provided that the Company’s senior convertible notes are refinanced or restructured on terms satisfactory to the Agent), subject to the terms and conditions set forth therein. The Credit Agreement also includes a $5 million aggregate sublimit for letters of credit.

The interest rate payable on domestic denominated amounts outstanding under the Credit Agreement for any given day will be 1% plus the higher of (i) the PNC Bank base commercial lending rate, (ii) the federal funds open rate plus 0.5% and (iii) the LIBOR rate plus 1%. The interest rate payable on Eurodollar denominated amounts outstanding under the Credit Agreement will be 2% plus the LIBOR rate.

The Credit Agreement is a new credit facility and the Company may use future borrowings for working capital, permitted acquisitions and capital expenditures and other corporate purposes.

The Borrowers’ obligations under the Credit Agreement are secured by all the personal property assets of the Borrowers including the Borrowers’ intellectual property assets pursuant to that certain Intellectual Property Security Agreement dated September 23, 2011 (the “IP Security Agreement”). Under the Credit Agreement, the Company also covenants to provide security agreements covering all of the personal property assets of each of the Company’s current and future subsidiaries to secure the Borrowers’ obligations. Amounts borrowed under the Credit Agreement mature on December 15, 2012, or September 22, 2014 in the event the term is extended at the option of the Agent as described above.

The Company is required to pay a monthly facility fee of 0.25% on any unused amounts under the commitment based on daily averages.

The Credit Agreement contains customary representation, warranties, covenants (affirmative and negative, including, among others, a financial covenant to maintain a consolidated EBITDA (earning before interest, taxes, depreciation and amortization) to debt ratio of 1.10 to 1.00) and events of default, the occurrence of which would permit the lenders to accelerate the maturity date of amounts borrowed under the Credit Agreement. The Credit Agreement restricts the payment of dividends on the Company’s common stock without the prior written consent of the Lenders.

Upon entering into the Credit Agreement, the liens securing the Company’s existing 5.25% Convertible Senior Secured Notes due 2028 were subordinated to the liens securing the new credit facility under the Credit Agreement in accordance with the terms and conditions of that certain Lien Subordination and Intercreditor Agreement dated September 23, 2011 (the “Intercreditor Agreement”).

The descriptions of the Credit Agreement, the Guaranty, the IP Security Agreement and the Intercreditor Agreement in this Item 1.01 are qualified in their entirety by reference to the full text of the Credit Agreement, the Guaranty, the IP Security Agreement and the Intercreditor Agreement, copies of which are filed as exhibits to this current report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above regarding the Credit Agreement is incorporated in to this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.

On September 26, 2011, the Company issued a press release announcing the Credit Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Revolving Credit and Security Agreement dated as of September 23, 2011.

10.2	Guaranty dated September 23, 2011.

10.3	Security Agreement dated September 23, 2011.

10.4	Intellectual Property Security Agreement dated September 23, 2011.

10.5	Lien Subordination and Intercreditor Agreement dated as of September 23, 2011.

99.1	Press Release dated September 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: September 26, 2011	/s/ Jesse E. Neyman
Jesse E. Neyman
Executive Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description

10.1	Revolving Credit and Security Agreement dated as of September 23, 2011.

10.2	Guaranty dated September 23, 2011.

10.3	Security Agreement dated September 23, 2011.

10.4	Intellectual Property Security Agreement dated September 23, 2011.

10.5	Lien Subordination and Intercreditor Agreement dated as of September 23, 2011.

99.1	Press Release dated September 26, 2011.